Exhibit 5.1

20 November 2017

Golar LNG Limited

S.E. Pearman Building

2nd Floor

9 Par-la-Ville Road

Hamilton, HM 11

Bermuda

Dear Sirs,

Golar LNG Limited (the “Company”)

1.                                      Subject of Opinion

We are lawyers duly qualified to practise in Bermuda.  This opinion as to the laws of Bermuda is addressed to you in connection with a registration statement on Form S-8 to be filed with the United States Securities and Exchange Commission (the “Commission”) on 20 November 2017 (the “Registration Statement”) relating to the registration under the United States Securities Act of 1933, as amended, (the “Securities Act”) of 3,000,000 common shares, par value US$1.00 per share, of the Company (the “Shares”) issuable pursuant to awards granted under the Company’s Long Term Incentive Plan (the “Plan”).

2.                                      Documents Examined

For the purposes of giving this opinion, we have examined and relied upon:

2.1                               the Registration Statement;

2.2                               the Plan;

2.3                               a copy of the following documents of the Company, as certified by the Secretary thereof on 16 November 2017:

(a)                                 certificate of incorporation;

(b)                                 memorandum of association;

(c)                                  certificate of deposit of memorandum of increase of share capital;

(d)                                 certificate of deposit of memorandum of reduction of share premium;

(e)                                  bye-laws;

(f)                                   register of directors and officers;

(g)                                  tax assurance;

(i)                                     an extract from minutes of a meeting of the board of directors of the Company held on 27 September 2017, as certified by the Secretary of the Company on 17 November 2017 (the “Resolutions”);

2.4                               Certificate of Compliance issued by the Registrar of Companies on 16 November 2017 in respect of the Company;

2.5                               such other documents as we have deemed necessary in order to render this opinion

(together hereinafter referred to as the “Documents”).

A reference to a document does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto. Except as stated in this paragraph 2, we have not examined any contract, instrument or other document entered into by, or affecting, the Company or any corporate records thereof and have not made any other enquiries concerning the Company.

3.                                      Opinion Limited to Bermuda Law

We have made no investigation of the laws of any jurisdiction other than Bermuda and this opinion is given only with respect to Bermuda law as applied by the courts of Bermuda at the date thereof and is governed by, and should be construed in accordance with, those laws. This opinion is limited to the matters stated herein and does not extend to, and is not intended to be extended by implication to, any other matters. We give this opinion on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.

4.                                      Assumptions

We have assumed:

(a)                                 the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) of all Documents and the authenticity and completeness of the originals from which such copies were taken;

(b)                                 the truth, accuracy and completeness as at the date hereof of all representations as to factual matters, warranties and statements of fact or law, other than as to the laws of Bermuda, made in the Registration Statement, the Plan and other Documents;

(c)                                  that the Resolutions certified as being true and accurate and provided to us in connection with the giving of this opinion were duly passed by the duly elected or appointed directors of the Company; that any provisions contained in the Companies Act 1981 of Bermuda, as amended, (the “Companies Act”) or the bye-laws of the Company relating to the declaration of directors’ interests and the convening of, the quorum required for, and voting at meetings of the directors were duly observed; that there is no matter affecting the authority of the directors of the Company to authorize the Plan and the issuance of the Shares not disclosed by the memorandum of association or bye-laws of the Company or the Resolutions which would have any adverse implication in relation to the opinions expressed herein; and that such Resolutions have not been amended or rescinded, either in whole or in part, and are in full force and effect;

(d)                                 that the Resolutions contain all resolutions amending or affecting the Plan;

(e)                                  that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would be contravened by the issuance of the Shares or which would have any implication in relation to the opinions expressed herein and that, in so far as any obligation or action is required to be performed or taken in any jurisdiction outside Bermuda, the performance of such obligation or the taking of such action will constitute a valid and binding obligation of any such party under the laws of that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction;

(f)                                   that there is no provision of any award agreement or option agreement which would have any implication in relation to the opinions expressed herein;

(g)                                  that, upon the issue of any Shares, the Company will receive consideration for the full issue price thereof, which shall be equal to at least the par value thereof;

(h)                                 that, on the date of issuance of any of the Shares, the Company will have sufficient authorised but unissued common shares;

(i)                                     that, on the date of issuance of any award or option under the Plan and on the date of exercise of any such award or option, the Company will be able to pay its liabilities as they become due; and

(j)                                    that the Company’s common shares will be listed on an appointed stock exchange, as defined in the Companies Act.

5.                                      Opinion

Based upon and subject to the foregoing, and further subject to any matters not disclosed to us, we are of the opinion that as at today’s date:

5.1                               The Company has been duly incorporated and is validly existing under the laws of Bermuda.

5.2                               The Shares, when issued and paid for in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of the Shares).

6.                                      Consent

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ MJM Limited

MJM Limited